Exhibit 15.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”) is made effective as of July 27, 2020 (“Effective Date”) between Blockstack PBC, a Delaware public benefit corporation (“Contributor”), and Stacks Open Internet Foundation, Inc., a Delaware non-stock corporation (“Assignee”).

RECITALS

WHEREAS Contributor has developed innovative and valuable blockchain-based technology and tokens described in detail herein (i.e., the Contributed Assets, as defined below);

WHEREAS Contributor believes, based on its extensive experience in the field of blockchain development, that the further development and use of the Contributed Assets and the realization of their full potential requires that the Contributed Assets be placed into the hands of an entity that is independent of the Contributor, that is responsive to the entire community of developers, users and other stakeholders, and that is competent to administer, develop, and deploy the Contributed Assets.

WHEREAS Contributor believes that the Assignee is independent of Contributor, is governed by a board of persons representing the stakeholders in the Contributed Assets, and is competent to administer, develop, and deploy the Contributed Assets.

WHEREAS Contributor believes, based upon extensive experience in the field of blockchain development, that transferring the Contributed Assets to the Assignee will bring economic benefits both to itself and to other persons and entities, and Contributor further believes that, although it will not receive any specific quantifiable services from the Assignee on account of the contribution nor will it be a customer of the Assignee, the economic benefits it will receive from the contribution will be commensurate with the value of the Contributed Assets transferred to the Assignee.

WHEREAS Contributor acknowledges that Assignee will have complete control over the Contributed Assets transferred by this instrument and complete discretion over their subsequent administration, development, and deployment and believes that divesting control of the Contributed Assets is essential to their optimum development;

WHEREAS Contributor intends for this agreement to be enforceable, and the transfer effected thereby permanent;

WHEREAS Contributor intends for the Contributed property to become a permanent part of the Assignee’s working capital and expects that the property will generate income that may be used to support the Assignee’s non-profit, public benefit activities;

WHEREAS the parties intend to treat the contribution as a non-shareholder contribution to capital within the meaning of section 118 of the Internal Revenue Code.

NOW THEREFORE, for good and valuable consideration including a cash payment of $50, the receipt and sufficiency of which is hereby acknowledged, Contributor wishes to contribute, transfer and assign, and Assignee wishes to accept software (“Transferred Software”) and domain names (“Transferred Domains”) set forth in Attachment A (collectively, the “Transferred IP”) and the Stacks tokens set forth in Attachment B (the “Tokens” and, collectively with the Transferred IP, the “Contributed Assets”), all on the terms contained herein.

1. Contribution of Assets. Effective as of the Effective Date, the Contributor hereby transfers and assigns to the Transferee all of the Contributor’s right, title and interest to the Contributed Assets, including all intellectual property rights therein; provided, however, that Assignee acknowledges that delivery of the Contributed Assets shall be made in accordance with Section 2.

2. Delivery.

(a) Delivery of Tokens. One-half of the Tokens shall be delivered to an electronic wallet at an address provided by the Assignee to the Contributor in writing and verified by Assignee through video confirmation (the “Assignee Wallet Address”) no later than the later of (i) the date thirty (30) days following the Effective Date or (ii) five (5) days following the date on which Assignee provides and confirms the Assignee Wallet Address to the Contributor in accordance with this section 2(a). The remaining one-half of the Tokens shall be delivered to the Assignee Wallet Address no later than February 28, 2021.

(b) Delivery of Domain Names. Within thirty (30) days following the Effective Date, Contributor shall execute all documents, papers, forms, and authorizations, and take such other actions as are necessary to effectuate the transfer of ownership and control of the Transferred Domains to Assignee, and cause the Transferred Domains to be registered in the name of Assignee with the applicable domain name registry.

3. Licensing of Transferred Software. Assignee acknowledges and agrees that the Transferred Software has, immediately prior to the Effective Date, been made available by Contributor under the GNU General Public License v3 open source license. In consideration of Contributor’s contribution of the Contributed Assets hereunder, Assignee agrees that it will, at all times following the Effective Date, make the Transferred Software, and any derivative works thereof developed by Assignee. publicly available under an open source license meeting the Open Source Definition (as promulgated by the Open Source Initiative, a California public benefit corporation).

4. Restriction on Tokens. Concurrently with the execution of this Agreement or as promptly as practicable thereafter, Assignee shall adopt governing documents providing that from the Effective Date until the date that is the fifth anniversary of the Effective Date, the Assignee shall not, during any 12-month period, sell, make any short sale of, loan, pledge, grant any option for the purchase of, or otherwise dispose of or transfer in excess of ten million (10,000,000) Tokens; provided, however, that Assignee may amend the restriction set forth in this paragraph if Assignee determines, in its sole discretion, that to do so would be in the best interest of holders of Stacks tokens and participants in the Stacks blockchain and its related ecosystem.

5. Representations and Warranties.

(a) Mutual Warranties. Each party hereby represents and warrants to the other parties that:

(i) Such party has the full power and authority and is lawfully entitled to enter into this Agreement, and is not under any restriction, prohibition, or other commitment that would prevent it from performing any of its obligations under this Agreement.

(ii) The execution and delivery of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of such party and its directors and officers and no other corporate proceedings on the part of such party are necessary to authorize this Agreement or to consummate the transactions.

(b) Contributor Warranties. Without limiting its other representations and warranties hereunder, the Contributor represents and warrants, as of the date hereof, that:

(i) Contributor has good and valid title to all of the Contributed Assets, free and clear of all liens and encumbrances (other than non-exclusive licenses), and the full right and power to convey, assign, transfer and deliver to the Assignee good and valid title to all of the Contributed Assets.

(ii) The Contributed Assets are not subject to any preemptive right of first refusal.

(iii) Upon the consummation of the transfer, conveyance and assignment of the Contributed Assets contemplated by Section 1 above, the Assignee will obtain good and valid title to all of the Contributed Assets, free and clear of all liens (other than non-exclusive licenses).

(c) Assignee Warranties. In connection with the Contribution of the Contributed Assets to Assignee, Assignee represents and warrants that:

(i) Assignee is accepting the contribution of the Tokens for Assignee’s own account only and not with a view to, or for resale in connection with, any “distribution” of the Tokens within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) The Contribution in conformity with the terms of this Agreement constitutes a transaction (A) exempt from the registration requirements of Section 5 of the Securities Act, and (B) exempt from any qualification requirements of state securities laws.

(iii) Assignee further acknowledges and understands that the Tokens must be held indefinitely unless they are subsequently registered under the Securities Act, an exemption from such registration is available, or unless the Tokens become no longer subject to the federal and state securities laws of the United States (in which case the Tokens may become subject to additional regulations governing their transfer as a currency or commodity). Assignee further acknowledges and understands that the Contributor is under no obligation to register the Tokens or to qualify the sale of the Tokens under Regulation A under the Securities Act.

(iv) Assignee is familiar with the provisions of Rules 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Assignee understands that, assuming that the Tokens are deemed to be securities for purposes of the Securities Act, the Contributor provides no assurances as to whether Assignee will be able to resell any or all of the Tokens pursuant to Rule 144.

(v) Assignee represents that Assignee has consulted any tax consultants Assignee deems advisable in connection with the acquisition of the Contributed Assets and that Assignee is not relying on the Contributor for any tax advice.

(vi) The address set forth on the signature page is Assignee’s true and correct principal address, and Assignee has no present intention of becoming a resident of any other state or jurisdiction.

(d) Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES STATED ABOVE IN THIS SECTION 5, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW),

STATUTORY OR OTHERWISE, AND ALL IMPLIED WARRANTIES ARE HEREBY DISCLAIMED, INCLUDING ALL WARRANTIES OF NON-INFRINGEMENT, TITLE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

(e) Limitation of Liability. NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING LOST PROFITS OR LOSS OF BUSINESS, EVEN IF A PARTY IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

6. Miscellaneous.

(a) Nature of Relationship. Nothing in this Agreement shall be interpreted or applied so as to make the relationship of any of the parties that of partners, joint ventures or anything other than independent contractors, and the parties expressly disclaim any intention to create a partnership, joint venture, association or other such relationship. Except as otherwise set forth in Section 2(c), no Party shall have the power or authority to negotiate or conclude any agreements on behalf of, or in the name of, any other Party.

(b) Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York, without reference to conflicts of laws principles that would result in laws of a jurisdiction other than the State of New York governing. The Parties hereto expressly submit to the personal jurisdiction of said courts and irrevocably waive any objections to jurisdiction or venue.

(c) Assignment. This Agreement shall not be assignable or otherwise transferred, in whole or in part, by any party to any third party without the written consent of the other parties, except that this Agreement may be assigned without consent to an entity that acquires all or substantially all of the business or assets of such party, whether by merger, reorganization, acquisition, asset sale or otherwise. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

(d) Entire Agreement; Waiver. This Agreement, including all exhibits and schedules attached hereto, sets forth all the covenants, agreements, warranties, representations, conditions and understandings between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties with respect to such subject matter. No subsequent amendment to this Agreement shall be binding upon the parties unless reduced to writing and signed by the respective authorized officers of each of the parties. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition, unless such waiver is in writing and signed by the waiving party.

(e) Severability. If any provision hereof is held invalid, illegal or unenforceable by any court of competent jurisdiction, the parties shall negotiate in good faith an enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

(f) Third Party Beneficiaries. All rights, benefits and remedies under this Agreement are solely intended for the benefit of the Contributor and Assignee and no third party shall have any rights whatsoever with respect hereto.

(g) Counterparts; Electronic Signature. This Agreement may be executed and delivered by electronic or PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized all as of the date first written above.

BLOCKSTACK PBC

By:	/s/ Muneeb Ali
Name:	Muneeb Ali
Title:	Chief Executive Officer

STACKS OPEN INTERNET FOUNDATION, INC.

By:	/s/ Brittany Laughlin
Name:	Brittany Laughlin
Title:	Executive Director

Attachment A

Transferred IP

Transferred Software:

Stacks 2.0 blockchain source code.

Transferred Domain Names

stacks.org

stacks.foundation

stacksfoundation.com

Attachment B

Tokens

Tokens:

One Hundred Million (100,000,000) Stacks Tokens